KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 29, 2023, with respect to the financial statements and financial highlights of RiverNorth Capital and Income Fund, Inc., incorporated herein by reference and to the reference to our firm under the headings “Financial Highlights” and “Senior Securities” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois
December 22, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.